EXHIBIT 10.2
EMPLOYMENT AGREEMENT
     This Employment Agreement (“Agreement”) is entered into as of the ___ day of ___, 2007, by and between [•] (“Executive”) and Orexigen Therapeutics, Inc. (the “Company”).
     Whereas, the Company desires to employ Executive to provide personal services to the Company, and wishes to provide Executive with certain compensation and benefits in return for Executive’s services; and
     Whereas, Executive wishes to be employed by the Company and provide personal services to the Company in return for certain compensation and benefits.
     Now, Therefore, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto as follows:
ARTICLE I
DEFINITIONS
     For purposes of the Agreement, the following terms are defined as follows:
1.1 “Board” means the Board of Directors of the Company.
1.2 “Cause” means the occurrence of any of the following events:
     (a) Executive’s conviction of or plea of guilty or nolo contendere to any felony or a crime of moral turpitude;
     (b) Executive’s willful and continued failure or refusal to follow reasonable instructions of the [•] of the Company or reasonable policies, standards and regulations of the Company or its affiliates;
     (c) Executive’s willful and continued failure or refusal to faithfully and diligently perform the usual, customary duties of his employment with the Company or its affiliates;
     (d) Unprofessional, unethical, immoral or fraudulent conduct by Executive;
     (e) Conduct by Executive that materially discredits the Company or any affiliate or is materially detrimental to the reputation, character and standing of the Company or any affiliate; or
     (f) Executive’s material breach of the Proprietary Information and Inventions Agreement.
     An event described in Section 1.2(b) through Section 1.2(f) herein shall not be treated as “Cause” until after Executive has been given written notice of such event, failure or conduct and Executive fails to cure such event, failure, conduct or breach, if curable, within 30 days from such written notice. Failure of the Company to meet financial or performance targets or goals shall not be deemed to be a breach pursuant to Sections 1.2(b) or 1.2(c) herein.
1.3 “Change in Control” means the occurrence of any of the following events:
     (a) the direct or indirect acquisition by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s shareholders which the Board does not recommend such shareholders to accept;
     (b) a change in the composition of the Board over a period of 36 months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (i) have been Board members continuously since the beginning of such period, or (ii) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (i) who were still in office at the time such election or nomination was approved by the Board;
     (c) the consummation of any consolidation, share exchange or merger of the Company (i) in which the stockholders of the Company immediately prior to such transaction do not own at least a majority of the voting power of the entity which survives/results from that transaction, or (ii) in which a stockholder of the Company who does not own a majority of the voting stock of the Company immediately prior to such transaction, owns a majority of the Company’s voting stock immediately after such transaction; or
     (d) the liquidation or dissolution of the Company or any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company, including stock held in subsidiary corporations or interests held in subsidiary ventures.
1.4 “Company” means Orexigen Therapeutics, Inc. or, following a Change in Control, the surviving entity resulting from such transaction.
1.5 “Constructive Termination” means Executive’s voluntary resignation following:
     (a) a material reduction in the level of responsibility associated with Executive’s employment with the Company or any surviving entity (other than a change in job title or officer title);
     (b) any reduction in Executive’s level of base salary; or
     (c) a relocation of Executive’s principal place of employment by more than 50 miles (other than reasonable business travel required as part of the job duties associated with Executive’s position);

     provided, and only in the event that, such change, reduction or relocation is effected by the Company without cause and without Executive’s consent.
1.6 “Covered Termination” means an Involuntary Termination Without Cause or Constructive Termination that occurs within the one-month period before the effective date of a Change in Control and the six-month period commencing on the effective date of a Change in Control.
1.7 “Exchange Act” means the Securities Exchange Act of 1934, as amended.
1.8 “Involuntary Termination Without Cause” means Executive’s dismissal or discharge other than for Cause. The termination of Executive’s employment as a result of Executive’s death or disability will not be deemed to be an Involuntary Termination Without Cause.
ARTICLE II
EMPLOYMENT BY THE COMPANY
2.1 Position and Duties. Subject to terms set forth herein, the Company agrees to continue to employ Executive in the position of [•] and Executive hereby accepts such continued employment. Executive shall serve in an executive capacity and shall perform such duties as are customarily associated with the position of [•] and such other duties as are assigned to Executive by the [•]. During the term of Executive’s employment with the Company, Executive will devote Executive’s best efforts and substantially all of Executive’s business time and attention (except for vacation periods and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies or as otherwise set forth in this Agreement) to the business of the Company.
2.2 Employment at Will. Both the Company and Executive shall have the right to terminate Executive’s employment with the Company at any time, with or without Cause, upon 30 days’ written notice. If Executive’s employment with the Company is terminated, Executive will be eligible to receive severance benefits to the extent provided in this Agreement. If applicable, upon the date of Executive’s termination of employment with the Company for any reason, Executive shall immediately resign from the Board and the board of directors or comparable body of every subsidiary, parent or other affiliated corporation of the Company, and every committee thereof.
2.3 Employment Policies. The employment relationship between the parties shall also be governed by the general employment policies and practices of the Company, including those relating to protection of confidential information and assignment of inventions, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

ARTICLE III
COMPENSATION AND BENEFITS
3.1 Base Salary. Executive shall receive for services to be rendered hereunder an annual base salary of $[•] (“Base Salary”), payable on the regular payroll dates of the Company.
3.2 Annual Bonus. In addition to the Base Salary, Executive will be eligible for an annual performance bonus, equal to up to 25% of the Base Salary, and which is 100% based upon the achievement of the performance goals and objectives to be determined by the compensation committee of the Board (“Annual Bonus”). Such Annual Bonus shall be evaluated and paid in January of each year.
3.3 [Signing Bonus. Executive has received a signing bonus of [•]. [Such signing bonus is subject to repayment in the event Executive’s employment with the Company is terminated for any reason. Repayment of the signing bonus shall be forgiven by [•] on each of the first and second anniversaries of Executive’s commencement of employment with the Company.]]
3.4 Vacation and Paid Time Off. Executive shall be entitled to [•] business days of paid vacation each year, accruing on a monthly basis, [•] personal days, and [•] holidays each year.
3.5 Expenses. During the term of this Agreement, the Company shall reimburse Executive for all reasonable and necessary out-of-pocket expenses incurred by Executive in connection with services rendered on behalf of the Company subject to Executive providing the Company with appropriate substantiation in accordance with Company policy.
3.6 Standard Company Benefits. Executive shall be entitled to all rights and benefits for which Executive is eligible under the terms and conditions of the standard Company benefits and compensation practices that may be in effect from time to time and are provided by the Company to its executive employees, employed at similar full-time or part-time status, as applicable, generally.
ARTICLE IV
SEVERANCE AND CHANGE IN CONTROL BENEFITS
4.1 Severance Benefits. If Executive’s employment terminates due to an Involuntary Termination Without Cause or a Covered Termination, Executive shall receive any annual base salary that has accrued but is unpaid as of the date of such Involuntary Termination Without Cause or Covered Termination. In addition, provided Executive first executes and does not revoke an effective general release in the form and substance acceptable to the Company, Executive shall also be entitled to continue to be compensated by the Company, at Executive’s annual base salary as in effect during the last regularly scheduled payroll period immediately preceding the Involuntary Termination Without Cause or Covered Termination, for a period of nine months, payable on the regular payroll dates of the Company and subject to applicable tax withholding.

4.2 Acceleration of Vesting of Option. In the event of a Change In Control, Executive shall vest in and be able to exercise the stock options held by Executive as to 50% of the unvested shares of common stock then subject to such options. Thereafter, such options shall vest and become exercisable as to any unvested shares of common stock subject to such options in equal monthly installments over the 12 months following the effective date of a Change in Control; provided, however, that in the event that fewer than 12 months remain until such options are fully vested and exercisable, the vesting period for such options shall remain unchanged by the Change in Control. In addition, if within the period beginning on the first day of the calendar month immediately preceding the calendar month in which the effective date of such Change in Control occurs and ending on the last day of the twelfth calendar month following the calendar month in which the effective date of the Change in Control occurs, Executive’s employment with the Company (or its successor) terminates due to an Involuntary Termination Without Cause thereof by the Company (or any successor) or due to a Constructive Termination, then all stock options held by Executive shall become fully vested and exercisable as of the date of such termination of Executive’s employment.
     If Executive holds early exercised stock options, in the event of a Change in Control, the Repurchase Option (as shall be defined in the Early Exercise Notice and Restricted Stock Purchase Agreement entered into by the Company and Executive upon the exercise of the such stock options) shall expire with respect to 50% of the shares of common stock then subject to the Repurchase Option. Thereafter, the Repurchase Option shall expire with respect to any shares of common stock remaining subject to the Repurchase Option in equal monthly installments over the 12 months following the effective date of a Change in Control; provided, however, that in the event that fewer than 12 months remain until the Repurchase Option has lapsed in full, the lapsing period for the Repurchase Option shall remain unchanged by the Change in Control. In addition, if within the period beginning on the first day of the calendar month immediately preceding the calendar month in which the effective date of such Change in Control occurs and ending on the last day of the twelfth calendar month following the calendar month in which the effective date of the Change in Control occurs, Executive’s employment with the Company (or its successor) terminates due to an Involuntary Termination Without Cause thereof by the Company (or any successor) or due to a Constructive Termination, then the Repurchase Option shall expire in full with respect to all shares of common stock subject thereto as of the date of such termination of Executive’s employment.
4.3 Section 409A of the Internal Revenue Code. The foregoing notwithstanding, to the extent required to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), if Executive is deemed to be a “specified employee” for purposes of Section 409A(a)(2)(B) of the Code as of the date of termination of employment, Executive agrees that the payments due to him under Section 4.1 in connection with a termination of his employment that would otherwise have been payable at any time during the six-month period immediately following such termination of employment shall not be paid prior to, and shall instead be payable in a lump sum as soon as practicable following, the expiration of such six-month period.
4.4 Failure to Perform. Notwithstanding any other provision of this Agreement, if Executive shall be discharged by the Company for Cause or if Executive terminates employment other than as a result of a Constructive Termination, then this Agreement shall automatically terminate (except for Article V, Article VII, and Article VIII, which shall continue in effect), and upon such termination, the Company shall have no further obligation to Executive his spouse or estate, except that the Company shall pay to Executive, the amount of his base salary and vacation pay accrued to the date of such termination.
ARTICLE V
PROPRIETARY INFORMATION OBLIGATIONS
5.1 Agreement. Executive agrees to execute and abide by the Company’s standard form of Proprietary Information and Inventions Agreement (“Proprietary Information and Inventions Agreement”).
5.2 Remedies. Executive’s duties under the Proprietary Information and Inventions Agreement shall survive termination of Executive’s employment with the Company and the termination of this Agreement. Executive acknowledges that a remedy at law for any breach or threatened breach by Executive of the provisions of the Proprietary Information and Inventions Agreement would be inadequate, and Executive therefore agrees that the Company shall be entitled to injunctive relief in case of any such breach or threatened breach.
ARTICLE VI
OUTSIDE ACTIVITIES
6.1 Other Activities. Except with the prior written consent of the [•], Executive shall not during the term of this Agreement undertake or engage in any other employment, occupation or business enterprise, other than ones in which Executive is a passive investor; provided that such passive investments will not require services on the part Executive which would in any manner impair the performance of his duties under this Agreement. Executive may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of Executive’s duties hereunder.
6.2 Competition/Investments. During the term of Executive’s employment by the Company, except on behalf of the Company, Executive shall not directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, representative, consultant, or in any capacity whatsoever engage in, become financially interested in, be employed by or have any business connection with any other person, corporation, firm, partnership or other entity whatsoever which were known by Executive to compete directly with the Company, throughout the world, in any line of business engaged in (or planned to be engaged in) by the Company.
ARTICLE VII
NONINTERFERENCE
While employed by the Company, and for one year immediately following the date on which Executive terminates employment or otherwise ceases providing services to the Company, Executive agrees not to interfere with the business of the Company by (i) soliciting or attempting to solicit any employee or consultant of the Company to terminate such employee’s or consultant’s employment or service in order to become an employee, consultant or independent contractor to or for any competitor of the Company or (ii) soliciting or attempting to solicit any client, customer or other person either directly or indirectly, to direct his or its purchase of the Company’s products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Company. Executive’s duties under this Article VII shall survive termination of Executive’s employment with the Company and the termination of this Agreement.
ARTICLE VIII
GENERAL PROVISIONS
8.1 Notices. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery (including personal delivery by facsimile) or the third day after mailing by first class mail, to the Company at its primary office location and to Executive at Executive’s address as listed on the Company payroll.
8.2 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.
8.3 Waiver. If either party should waive any breach of any provisions of this Agreement, they shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.
8.4 Complete Agreement. This Agreement and the documents and agreements referenced herein constitute the entire agreement between Executive and the Company and is the complete, final, and exclusive embodiment of their agreement with regard to the subject matter contained herein and therein and supersede all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto, and any prior agreement of the parties hereto in respect of the subject matter contained herein, including without limitation, that certain offer letter, dated as of [•], between Executive and the Company. This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein or therein, and cannot be modified or amended except in a writing signed by an appropriate officer of the Company and Executive.
8.5 Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.
8.6 Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

8.7 Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of Executive’s duties hereunder and Executive may not assign any of Executive’s rights hereunder, without the written consent of the Company, which shall not be withheld unreasonably.
8.8 Arbitration. Unless otherwise prohibited by law or specified below, all disputes, claims and causes of action, in law or equity, arising from or relating to this Agreement or its enforcement, performance, breach, or interpretation shall be resolved solely and exclusively by final and binding arbitration held in San Diego, California through Judicial Arbitration & Mediation Services/Endispute (“JAMS”) under the then existing JAMS arbitration rules. However, nothing in this section is intended to prevent either party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Each party in any such arbitration shall be responsible for its own attorneys’ fees, costs and necessary disbursement; provided, however, that if one party refuses to arbitrate and the other party seeks to compel arbitration by court order, if such other party prevails, it shall be entitled to recover reasonable attorneys’ fees, costs and necessary disbursements. Pursuant to California Civil Code Section 1717, each party warrants that it was represented by counsel in the negotiation and execution of this Agreement, including the attorneys’ fees provision herein.
8.9 Attorneys’ Fees. If either party hereto brings any action to enforce rights hereunder, each party in any such action shall be responsible for its own attorneys’ fees and costs incurred in connection with such action.
8.10 Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of California without regard to the conflicts of law provisions thereof.
(Signature page follows)

     In Witness Whereof, the parties have executed this Agreement on the day and year first above written.

OREXIGEN THERAPEUTICS, INC.

By:

[Name] [Title]

Accepted and agreed:

[Executive]